EXHIBIT 10.12.1



          CHANGE IN CONTROL AND TERMINATION AGREEMENT


          THIS CHANGE IN CONTROL AND TERMINATION AGREEMENT (the "Agreement"), to be effective as of the 23rd day of March, 1995, made and entered into by and between FIRST COLONY CORPORATION, ("FCC"), FIRST COLONY LIFE INSURANCE COMPANY ("FCL") a wholly-owned subsidiary of FCC, (collectively "First Colony"), both of which are corporations organized and existing under the laws of the Commonwealth of Virginia, and ______________________________,
(the "Executive").

                        R E C I T A L S:

          First Colony acknowledges that Executive's contributions to the past and future growth and success of First Colony have been and will continue to be substantial. As a publicly held corporation, First Colony recognizes that there exists a possibility of a Change in Control of First Colony. First Colony also recognizes that the possibility of such a Change in Control may contribute to uncertainty on the part of senior management and may result in the departure or distraction of senior management from their operating responsibilities.

          Outstanding management of First Colony is always essential to advancing the best interests of First Colony and its shareholders. In the event of a threat or occurrence of a bid to acquire or change control of First Colony or to effect a business combination, it is particularly important that the First Colony's business be continued with a minimum of disruption. First Colony believes that the objective of securing and retaining outstanding management will be achieved if the First Colony's key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances.

          NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation First
Colony agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, First Colony and the Executive agree as follows:

          ARTICLE 1.  TERM; EMPLOYMENT PERIOD.

          1.1 Term. This Agreement is effective from the date of its execution by First Colony ("Effective Date"). The Agreement automatically continues in effect from year to year thereafter unless First Colony notifies Executive in writing thirty days before any anniversary of its Effective Date that the Agreement will terminate as of that anniversary date. After a Change in Control of FCC (as defined in section 1.3), First Colony may not terminate this Agreement for sixty months from the Control Change Date (as defined in section 1.4) and the Agreement automatically continues in effect from year to year thereafter unless First Colony notifies Executive in writing thirty days before the end of the initial sixty month period or thirty days before any anniversary of the end of that period that the Agreement will terminate as of that date.

          1.2 Employment Period. If Executive is employed by First Colony on the Control Change Date, First Colony agrees that First Colony will continue to employ Executive and Executive further agrees that Executive will continue as an employee of First Colony for the Employment Period. For purposes of this Agreement, the Employment Period begins on the Control Change Date and ends on the earlier of the fifth anniversary of the Control Change Date or on Executive's Normal Retirement Date (as defined under the First Colony Life Insurance Company Pension
Plan).

          1.3 Change in Control, means if: (i) after the date of the Agreement, any person, including a "group" as defined in section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the beneficial owner of FCC securities having 30% or more of the combined voting power of the then outstanding FCC securities that may be cast for the election of FCC's directors (other than as a result of an issuance of securities initiated by FCC, or open market purchases approved by FCC's Board, as long as the majority of FCC's Board approving the purchases are directors at the time the purchases are made); or
(ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these transactions, the persons who were directors of FCC before any such transactions cease to constitute a majority of FCC's Board, or any successor's board, within [two/three] years of the last of such transactions.

          1.4 Control Change Date, means the date on which an event described in section 1.3 occurs. If a Change in Control occurs on account of a series of transactions, the Control Change
Date is the date of the last of such transactions.

          ARTICLE 2.  TERMINATION OF EMPLOYMENT.

          2.1 General. Executive is entitled to receive Termination Compensation according to the remaining provisions of this section if Executive's employment with First Colony terminates during the Employment Period because of an event described in section 2.2 or 2.3. If Executive's employment terminates during the Employment Period and if an event described in section 2.2 or 2.3 has not occurred, this Agreement terminates.

          2.2 Termination by First Colony. Executive is entitled to receive Termination Compensation if Executive's employment is terminated by First Colony without Cause. Cause, means, for purposes of this Agreement, (i) willful and continued failure by the Executive to perform his duties as established by the Board of Directors of First Colony; (ii) a material breach by the Executive of his fiduciary duties or loyalty of care to First Colony; (iii) conviction of a felony; or (iv) willful, flagrant, deliberate and repeated infractions of material published policies and regulations of First Colony of which the Executive has actual knowledge (the "Cause Exception"). If First Colony desires to discharge the Executive under the Cause Exception, it shall give notice to the Executive as provided in section 2.6 and the Executive shall have thirty (30) days after notice has been given to him in which to cure the reason for First Colony's exercise of the Cause Exception. If the reason for First Colony's exercise of the Cause Exception is timely cured by the Executive (as determined by a majority of the members of the Board of Directors following a hearing), First Colony's notice shall become null and void.

          2.3 Voluntary Termination. Executive is entitled to receive Termination Compensation if Executive voluntarily terminates employment with Good Reason. Good Reason means, for purposes of this Agreement, the Executive's resignation from First Colony's employment on account of

               (a)  the failure by the FCC or FCL Board (as
applicable) to                     reelect the Executive to
Executive's current position with                     First
Colony (as of the Control Change Date) and the

Executive then elects to leave First Colony's employment

          within six (6) months of such failure to so reelect or

                  reappoint the Executive;

               (b)  a material modification by the FCC or FCL
Board (as                     applicable) of the duties,
functions and responsibilities                     of the
Executive as the _______________________________ of

     FCL or __________________ of FCC without his consent

           within six (6) months of such modification; or

               (c)  the failure of First Colony to permit the
Executive to                     exercise such responsibilities
as are consistent with the                     Executive's
position and are of such a nature as are usually associated with such offices of a corporation engaged in substantially the same business as First

            Colony;

               (d)  First Colony causes the Executive to relocate
his                     employment more than 50 miles from
[Lynchburg/Richmond],

                    Virginia, without the consent of the
Executive;

               (e)  First Colony shall fail to make a payment
when due to the                     Executive; or

               (f)  First Colony's reduction of the Executive's
total direct                     compensation (base salary,
incentive bonus, and benefits).

          2.4  Termination Compensation.  Termination
Compensation equal to 2.99 times Executive's Base Period Income and shall be paid in a single sum payment in cash or in common stock of FCC, at the election of the Executive. Termination Compensation payments to Executive shall commence on the later of the thirtieth business day after Executive's employment termination or the first day of the month following his employment termination. Termination Compensation is subject to reduction according to Article 3.

          2.5  Base Period Income.  Executive's Base Period
Income equals his annual base salary as of Executive's termination date, plus the average of any incentive bonus payable to Executive for First Colony's last two completed fiscal years.


          2.6 Notice of Termination. Any termination by First Colony under the Cause Exception or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of sections 2.3 and 2.4, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination.

          ARTICLE 3. REDUCTION IN PAYMENTS. In the event that any amount required to be paid or distributed to the Executive pursuant to this Agreement shall constitute a parachute payment within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the aggregate of such parachute payments and any other amounts otherwise required to be paid or distributed to the Executive by First Colony would cause the Executive to be subject to the excise tax on excess parachute payments under section 4999 of the Code (the "Excise Tax"), or any successor or similar provision thereof, Termination Compensation must be reduced to the largest amount that will result in no portion of such payment being subject to the Excise Tax. The determination of any reduction pursuant to this Article 3 must be made by First Colony in good faith, before any payment is due and payable to Executive.

          ARTICLE 4. ATTORNEYS' FEES. In the event that the Executive incurs any attorneys' fees in protecting or enforcing his rights under this Agreement, First Colony shall reimburse the Executive for such reasonable attorneys' fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

          ARTICLE 5. DECISIONS BY COMPANY; FACILITY OF PAYMENT. Any powers granted to the FCC or FCL Board (as applicable) hereunder may be exercised by a committee, appointed by the Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement. If the Board or the committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or has died, then the Board or the committee, if it so elects, may direct that any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Board or committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Board or committee may deem proper. Any such payment shall be in complete discharge of the liability of First Colony therefor.

          ARTICLE 6. INDEMNIFICATION. First Colony shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of, or in connection with, his employment by First Colony or membership on the FCC or FCL Board (as applicable); provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by First Colony be less than the maximum indemnity provided by First Colony at any time during such period to any other officer or director under an indemnification insurance policy or the bylaws or charter of First Colony or by agreement.

          ARTICLE 7. SOURCE OF PAYMENTS; NO TRUST. The obligations of First Colony to make payments hereunder shall constitute a liability of First Colony to the Executive. Such payments shall be from the general funds of First Colony, and First Colony shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of First Colony by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between First Colony and the Executive or any other person. To the extent that any person acquires a right to receive payments from First Colony hereunder, such right shall be no greater than the right of an unsecured creditor of First Colony.

          ARTICLE 8. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

          ARTICLE 9. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder.

          ARTICLE 10. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          ARTICLE 11.  HEADINGS.  The headings of articles,
paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

          ARTICLE 12. GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the Commonwealth of Virginia and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the Commonwealth of Virginia shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

          ARTICLE 13. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and First Colony and its permitted successors and assigns.

          ARTICLE 14. MERGER OR CONSOLIDATION. First Colony will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the "Successor Corporation") unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

          ARTICLE 15.  COUNTERPARTS.  This Agreement may be
executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          ARTICLE 16. ENTIRE AGREEMENT. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the effective date hereof, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between First Colony and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

          ARTICLE 17. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party:

               (a)  If to the Executive:

                    [Name]
                    [Address]


               (b)  If to First Colony:

                    First Colony Corporation
                    Riverfront Plaza, West Tower
                    901 East Byrd Street
                    Suite 1350
                    Richmond, Virginia  23219

                    [and, if applicable,

                    First Colony Life Insurance Company
                    700 Main Street
                    Lynchburg, Virginia  24504]

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 17.

          ARTICLE 18. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

The parties further agree that the provisions of this ARTICLE 18 may not be waived except as herein set forth.

          ARTICLE 19. TAXES. To the extent required by applicable law, First Colony shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

          ARTICLE 20. RECITALS. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                              EXECUTIVE:


                              By:
_______________________________

[Name of Executive]


                              [FIRST COLONY CORPORATION:


                              By:
_______________________________


                              Title:
_____________________________



                              FIRST COLONY LIFE INSURANCE
COMPANY:


                              By:
_______________________________


                              Title:
____________________________]








                     FIRST AMENDMENT TO THE

          CHANGE IN CONTROL AND TERMINATION AGREEMENT


          The Change in Control and Termination Agreement between



and First Colony Corporation, dated March 23, 1995, is amended, as follows.

          FIRST:    Effective April 2, 1996, Section 2.4 is
amended to substitute "3.0" for the term "2.99" in the first sentence of Section 2.4 of the Agreement.

          SECOND:   Effective April 2, 1996, Article 3 is deleted
and the following Article 3 is substituted therefor:

               ARTICLE 3.  EXCISE TAXES.  In addition, if the
excise           tax imposed under Code section 4999 on "excess
parachute           payments," as defined in Code section 280G,
is provoked by (i)           any amount paid or payable to or for
the benefit of the Executive           under this section as
legal fees and expenses, or (ii) any payments           or
benefits which the Executive receives or has the right to receive from the Company or any affiliated entity or any
payments or           benefits under any plan maintained by the
Company or any           affiliated entity (the "Change in
Control Benefits"), the Company           must indemnify the
Executive and hold him harmless against all           claims,
losses, damages, penalties, expenses, and excise taxes.  To

   effect this indemnification, the Company must pay the
Executive           an Additional Amount that is sufficient to
pay any excise tax           imposed by Code section 4999 on the
payments and benefits to           which the Executive is
entitled without the Additional Amount           within 15 days
after the Executive provides a copy of his tax           return
in accordance with subsection (a) below.  The Additional

Amount shall be equal to the amount that is sufficient to
indemnify           and hold the Executive harmless from (i) the
excise tax imposed           on the Executive under section 4999
of the Code with respect to           the Change of Control
Benefits and (ii) the amount required to           satisfy (x)
the additional excise tax under section 4999 of the Code, (y) the hospital insurance tax under section 3111(b) of the

         Code and (z) the federal, state and local income taxes
for which           the Executive is liable on account of the
payment of the amount           described in item (i) and the
payment of the excise, hospital           insurance and income
taxes in accordance with this item (ii).

               (a)  For purposes of determining the amount and
timing           of the payments of the Additional Amount, the
Company and the           Executive shall, as soon as practicable
after the event or series of           events has occurred giving
rise to the imposition of the excise tax,           seek the
advice of independent tax counsel and shall cooperate in

establishing at least tentatively the amount of the Executive's excise tax liability for purposes of paying estimated tax.

The           Executive shall thereafter furnish to the Company a
copy of each           tax return which reflects a liability for
an excise tax payment           under section 4999 of the Code
with respect to the Change of Control           Benefits at least
20 days before the date on which such return is
required to be filed with the Internal Revenue Service.  Except
as           provided under subsection (b), the liability
reflected on such           return shall be dispositive for
purposes of calculating the           Additional Amount unless,
within 15 days after such notice is given,           the Company
furnishes to the Executive an opinion from the Company's independent auditors or a tax advisor selected by the

       Company's independent auditors indicating that a different

         Additional Amount is payable or to the effect that the
matter is not           free from doubt under applicable laws and
regulations and the           Executive may, in such auditor's or
advisor's opinion, take a           different position without
risk of penalty, which shall be set forth           in the
opinion with respect to the payment in question.  Such
opinion shall be addressed to the Executive and shall state that
the           Executive is entitled to rely thereon.  If the
Company furnishes           such opinion to the Executive, the
position reflected in such letter           shall be dispositive
for purposes of calculating the Additional           Amount,
except as provided under this subsection (a).

               (b)  If the Executive's liability for the excise
tax under           section 4999 of the Code and the additional
excise tax and the           hospital insurance tax under section
3111(b) of the Code and           federal, state or local income
taxes attributable to the Company's           payment of such
excise tax is subsequently determined to be less           than
the amount of the Additional Amount paid to the Executive,

  the Executive shall repay to the Company at the time that the amount of such liability is finally determined the portion
of the           Additional Amount payment attributable to such
reduction (plus           interest on the amount of such
repayment at the rate provided in           section 1274(b)(2)(B)
of the Code).  If the Executive's liability           for the
excise tax under section 4999 of the Code and the additional excise tax and the hospital insurance tax under section
3111(b) of           the Code and federal, state or local income
taxes attributable to           the Company's payment of such
excise tax is subsequently determined           to be more than
the amount of the Additional Amount paid to the Executive, the Company shall make an additional payment in respect of such excess, as well as the amount of any penalty or interest assessed with respect thereto at the time that
the amount           of such excess, penalty or interest is
finally determined.

          THIRD:    Effective May 15, 1996, the Agreement is
amended to add           the following language as Article 4:

               ARTICLE 4.  MITIGATION.  The Executive shall not
be           required to mitigate damages or the amount of any
payment           provided for under this Agreement by seeking or
accepting other           employment or otherwise, and
compensation earned from such           employment or otherwise
shall not reduce the amounts otherwise           payable under
this Agreement.

          FOURTH:   Effective May 15, 1996, the Agreement is
amended to           renumber current Articles 4 through 20 as
Articles 5 through 21 and           to renumber all references to
such Articles accordingly.


          IN WITNESS WHEREOF, the parties have executed this First Amendment to the Change in Control and Termination
Agreement on the date set forth below:

                                   EXECUTIVE:

                                   By:
_______________________________



                                   Date:
_____________________________

                                   FIRST COLONY CORPORATION:

                                   By:
_______________________________


                                   Title:
_____________________________